Exhibit 99.2

Execution Version

SUPPLEMENTAL INDENTURE

This Supplemental Indenture, dated as of January 5, 2023 (this “Supplemental Indenture”) to the Indenture dated as of August 25, 2015 (the “Indenture”) among the Republic of Peru (the “Republic”), The Bank of New York Mellon, as trustee (the “Trustee”), and The Bank of New York Mellon SA/NV, Luxembourg Branch, as Luxembourg paying agent and Luxembourg transfer agent. Terms used but not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

WHEREAS, clause (v) of Section 11.1 of the Indenture provides that the Republic and the Trustee may, without the vote or consent of any Holder of Debt Securities, agree to a Modification of Debt Securities for the purpose of effecting an amendment to the Debt Securities so long as such amendment does not, and will not, adversely affect the rights or interests of any Holders of Debt Securities of that Series;

WHEREAS, the Republic has requested and the Trustee has agreed, consistent with such clause (v), to amend the Debt Securities on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Republic and the Trustee hereby agree as follows:

SECTION 1. Scope of the Supplemental Indenture. The provisions of this Supplemental Indenture shall apply to the Debt Securities listed in Exhibit A hereto currently outstanding issued under the Indenture (collectively, the Amended Debt Securities”).

SECTION 2. Amendment to Debt Securities. The definition of “Record Date” set forth in each series of Debt Security listed in Exhibit A hereto shall be amended and restated in its entirety as follows: “Interest shall accrue from and including the most recent date to which interest has been paid or duly provided for, and shall be payable to Holders of record as of the third Business Day prior to an Interest Payment Date (each, a “Record Date”).”

SECTION 3. Effectiveness. This Supplemental Indenture shall become effective as of the date hereof upon execution by the parties hereto.

SECTION 4. Governing Law; Waiver of Jury Trial. This Supplemental Indenture will be governed by and construed in accordance with laws of the State of New York. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT.

SECTION 5. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original regardless of whether delivered in physical of electronic form; but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or by portable document format (PDF) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

THE REPUBLIC OF PERU

By	/s/ Betty Sotelo Bazán
Name: Betty Sotelo Bazán
Title: General Director of the General Directorate of Public Treasury of the Ministry of Economy and Finance of Peru

THE BANK OF NEW YORK MELLON, as Trustee

By	/s/ Stacey B. Poindexter
Name: Stacey B. Poindexter
Title: Vice President

Exhibit A

•	2.750% Euro-Denominated Global Bonds Due 2026

•	4.125% U.S. Dollar-Denominated Global Bonds Due 2027

•	3.750% Euro-Denominated Global Bonds Due 2030